 EXHIBIT  4.3                               (AS AMENDED THROUGH MARCH 27, 1995)

                              MEDUSA CORPORATION

                         1991 LONG-TERM INCENTIVE PLAN


                                   ARTICLE I
                        PURPOSE AND ADOPTION OF THE PLAN

     1.01 PURPOSE. The purpose of the Medusa Corporation 1991 Long-Term Incentive Plan (hereinafter referred to as the "Plan") is to assist in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other key employees of the Company and its Subsidiaries to achieve long-term corporate objectives.

     1.02 ADOPTION AND TERM. The Plan has been approved by the Board of Directors (the "Board") effective as of February 25, 1991, but is subject to the approval of the Company's shareholders. The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Incentive Stock Option may be granted hereunder after February 24, 2001.

                                   ARTICLE II
                                  DEFINITIONS

    For the purpose of this Plan, capitalized terms shall have the following meanings:

     2.01 ADJUSTED FAIR MARKET VALUE means, in the event of a Change in Control (i) the highest Fair Market Value of a Company Common Share during the sixty day period ending on the date of such Change in Control or (ii) in the case of a Change in Control described in Section 2.07(a) or 2.07(c), if greater than the amount described in clause (i), the highest price per Company Common Share paid to holders of Company Common Shares in any transaction (or series of transactions) constituting or resulting from such Change in Control.

     2.02 AWARD means any one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares described in Article VII, Performance Awards described in Article VIII, Awards of cash or any other Award made under the terms of the Plan.

     2.03 AWARD AGREEMENT means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

     2.04 AWARD PERIOD means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

     2.05 BENEFICIARY means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant's death.

     2.06     BOARD means the Board of Directors of the Company.

     2.07     CHANGE IN CONTROL means any of the following events:

              (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either
    (i) the Outstanding Company Common Shares or (ii) the Company Voting Securities; provided, however, that the following shall not constitute a Change in Control: any acquisition by (A) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (B) any corporation with respect to which, following such acquisition, more than 60%, respectively, of the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Shares and Company Voting Securities, as the case may be; or

              (b) Individuals who constitute the Incumbent Board cease for any reason to constitute in excess of two-thirds of the Board; provided, however, that any individual becoming a director subsequent to February 25, 1991 whose election or nomination for election by the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board; or

              (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation ("Merger"), unless, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Shares and Company Voting Securities immediately prior to the Merger, following such Merger do beneficially own, directly or indirectly, more than 60%, respectively, of the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation which results from the Merger, in substantially the same proportion as their ownership of the Outstanding Company Common Shares and Company Voting Securities, as the case may be, immediately prior to the Merger.

              (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60%, respectively, of the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Shares and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

     2.08 CODE means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

     2.09     COMMITTEE means the Committee defined in Section 3.01.

     2.10 COMPANY means Medusa Corporation, an Ohio corporation, and its successors.

     2.11 COMPANY COMMON SHARE OR COMPANY COMMON SHARES means a Common Share of the Company, without par value, or the Common Shares of the Company, without par value.

     2.12 COMPANY VOTING SECURITIES means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

     2.13 DATE OF GRANT means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

     2.14 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

     2.15 EXERCISE PRICE means, with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant, as further described in Section 6.02(b).

     2.16 FAIR MARKET VALUE means, on any date, the average of the high and low quoted sales prices of a Company Common Share, as reported on the Composite Tape for New York Stock Exchange Listed Companies, on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported.

     2.17     INCENTIVE STOCK OPTION means a stock option within the meaning of
Section 422A of the Code.

     2.18     INCUMBENT BOARD means the Board as constituted on February 25,
1991.

     2.19     MERGER means the Merger defined in Section 2.07(c).

     2.20 NON-QUALIFIED STOCK OPTION means a stock option which is not an Incentive Stock Option.

     2.21 NORMAL RETIREMENT DATE, except for Senior Executives, means the date designated as the normal retirement date under a pension plan or arrangement of the Company or one of its Subsidiaries in which the Participant participates or, in the event that the Participant is not a member of such a pension plan or arrangement, the normal retirement date under the Medusa Corporation Savings and Investment Plan, or any successor to such Plan. In the case of a Senior Executive, Normal Retirement Date means retirement at any date (it is not limited to retirement at age 65 or thereafter; amended by Board of Directors action on May 9, 1994).

     2.22 OPTIONS means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

     2.23 OTHER RETIREMENT DATE means a date earlier than a Participant's Normal Retirement Date which is specifically designated by the Committee to be the date upon which a Participant retires for purposes of this Plan.

     2.24 OUTSTANDING COMPANY COMMON SHARES means, at any time, the issued and outstanding Company Common Shares.

     2.25 PARTICIPANT means a person designated to receive an Award under the Plan in accordance with Section 5.01.

     2.26     PERFORMANCE AWARDS means Awards granted in accordance with
Article VIII.

     2.27 PLAN means the Medusa Corporation 1991 Long-Term Incentive Plan as described herein, as the same may be amended from time to time.

     2.28 PURCHASE PRICE, with respect to Options, shall have the meaning set forth in Section 6.01(b).

     2.29 RESTRICTED SHARES means Company Common Shares subject to restrictions imposed in connection with Awards granted under Article VII.

     2.30 RULE 16B-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

     2.30(A) SENIOR EXECUTIVE means the Chairman or the President of the Company.

     2.31     STOCK APPRECIATION RIGHTS means Awards granted in accordance with
Article VI.

     2.32 SUBSIDIARY means a subsidiary of the Company within the meaning of Section 425(f) of the Code.

     2.33 TERMINATION OF EMPLOYMENT means the voluntary or involuntary termination of a Participant's employment with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant's employer or any similar transaction in which the Participant's employer ceases to be the Company or one of its Subsidiaries. Whether entering military or other government service shall constitute Termination of Employment, or whether a Termination of Employment shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion.

                                  ARTICLE III
                                 ADMINISTRATION

     3.01 COMMITTEE. The Plan shall be administered by the Organization and Compensation Committee of the Board ("Committee"). (If at any time the Committee ceases to exist, or if at any time the Committee shall not comply with the disinterested administration requirements of Rule 16b-3, the Board shall select a committee to administer the Plan comprised of not less than two members of the Board who are disinterested under the requirements of Rule 16b-3.) The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, to cancel Awards (including those made pursuant to other plans of the Company) and to substitute new Options for previously awarded Options which, at the time of such substitution, have an exercise price in excess of the Fair Market Value of the underlying Company Common Shares (including options granted under other incentive compensation programs of the Company) with the consent of the recipient, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee may, with respect to Participants who are not subject to Section 16(b) of the Exchange Act, delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company.

                                   ARTICLE IV
                                     SHARES

     4.01     NUMBER OF SHARES ISSUABLE.  Subject to adjustments as provided in
Section 10.07, the shares to be offered under the Plan shall be authorized and unissued Company Common Shares, or issued Company Common Shares which shall have been reacquired by the Company. The total number of shares initially authorized to be issued under the Plan shall be 500,000 Common Shares, which limit may be increased from time to time in the future by action of the Board subject to Section 10.15(a).

     4.02 SHARES SUBJECT TO TERMINATED AWARDS. Company Common Shares covered by any unexercised portions of terminated Options (including canceled Options) granted under Article VI, Company Common Shares forfeited as provided in Section 7.02(a) and Company Common Shares subject to any Awards which are otherwise surrendered by the Participant may again be subject to new Awards under the Plan. Company Common Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of Stock Appreciation Rights shall not be available for subsequent Awards under the Plan, but Company Common Shares issued in payment of such Stock Appreciation Rights shall not be charged against the number of Company Common Shares available for the grant of Awards hereunder.

                                   ARTICLE V
                                 PARTICIPATION

     5.01 ELIGIBLE PARTICIPANTS. Participants in the Plan shall be such officers and other key employees of the Company and its Subsidiaries, whether or not members of the Board, as the Committee, in its sole discretion, may designate from time to time. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Notwithstanding any provision herein to the contrary, the Committee may grant Awards under the Plan to non-employees who, in the judgment of the Committee, render significant services to the Company or any of its Subsidiaries, on such terms and conditions as the Committee deems appropriate and consistent with the intent of the Plan.

                                   ARTICLE VI
                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     6.01     OPTION AWARDS.

              (a) The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase Company Common Shares from the Company in such number, provided that such number granted shall not exceed 100,000 annually for a Participant (amended March 27, 1995), at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee. The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

              (b) PURCHASE PRICE OF OPTIONS. The Purchase Price of each Company Common Share which may be purchased upon exercise of any Option granted under the Plan, shall be determined by the Committee; provided, however, that the Purchase Price of the Company Common Shares purchased pursuant to Options designated by the Committee as Incentive Stock Options shall be equal to or greater than the Fair Market Value on the Date of Grant as required under Section 422A of the Code. The Committee shall have the discretion to provide, in any Award Agreement related to an Option granted under the Plan, for a loan from the Company to a Participant of a cash amount, or a guaranty by the Company of payment by such Participant to a third party of a cash amount loaned by such party to such Participant sufficient to allow such Participant to purchase the Company Common Shares under such Option, with the Company retaining such Company Common Shares, or a portion thereof, as security until such loan is repaid or such guaranty expires.

              (c) DESIGNATION OF INCENTIVE STOCK OPTIONS. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of the grant of each Option, the Option as an Incentive Stock Option under Section 422A of the Code.

                     (i) INCENTIVE STOCK OPTION SHARE LIMITATION. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) which would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

                     (ii) OTHER INCENTIVE STOCK OPTION TERMS. Whenever possible, each provision in the Plan and in every Option granted under this Plan which is designated by the Committee as an Incentive Stock Option shall be interpreted in such a manner as to entitle the Option to the tax treatment afforded by Section 422A of the Code. If any provision of this Plan or any Option designated by the Committee as an Incentive Stock Option shall be held not to comply with requirements necessary to entitle such Option to such tax treatment, then

              (A) such provision shall be deemed to have contained from the outset such language as shall be necessary to entitle the Option to the tax treatment afforded under Section 422A of the Code, and
              (B) all other provisions of this Plan and the Award Agreement relating to such Option shall remain in full force and effect.
              If any Award Agreement covering an Option designated by the Committee to be an Incentive Stock Option under this Plan shall not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422A of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.

              (d) RIGHTS AS A SHAREHOLDER. A Participant or a transferee of an Option pursuant to Section 10.04 shall have no rights as a shareholder with respect to Company Common Shares covered by an Option until the Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Company Common Shares for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 10.07.

     6.02     STOCK APPRECIATION RIGHTS.

              (a) STOCK APPRECIATION RIGHT AWARDS. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights, provided that the number of Stock Appreciation Rights granted shall not exceed 100,000 annually for a Participant (amended March 27, 1995). Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided, however, that: (i) any Option covering any Company Common Share shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any Company Common Share shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same Company Common Share may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a Company Common Share, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a Company Common Share on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

              (b) EXERCISE PRICE. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in the case of Stock Appreciation Rights granted in tandem with Options shall not be less than the Purchase Price of the related Option. Upon exercise of Stock Appreciation Rights, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of Company Common Shares represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

              (c) PAYMENT OF INCREMENTAL VALUE. Any payment which may become due from the Company by reason of a Participant's exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Company Common Shares, or (iii) in any combination of cash and Company Common Shares. In the event that all or a portion of the payment is made in Company Common Shares, the number of Company Common Shares delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional Company Common Shares shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Company Common Shares payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

     6.03     TERMS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

              (a) CONDITIONS ON EXERCISE. An Award Agreement with respect to Options or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant. No Option or Stock Appreciation Right may be exercised in whole or in part prior to six months from the Date of Grant thereof, except as set forth in Section 6.05.

              (b) DURATION OF OPTIONS AND STOCK APPRECIATION RIGHTS. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:

                     (i) Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

                     (ii) Termination of the Award as provided in Section 6.03(e), following the Participant's Termination of Employment; or

                     (iii) In the case of an Incentive Stock Option, ten years from the Date of Grant; or

                     (iv) Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

              (c) ACCELERATION OF EXERCISE TIME. The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit purchase of Company Common Shares subject to any Option or Stock Appreciation Right prior to the time such Option or Stock Appreciation Right would otherwise become exercisable under the terms of the Award Agreement; provided, however, that, in the case of Participants subject to
    Section 16(b) of the Exchange Act, in no event may there be an acceleration of exercise to a date prior to six months from the Date of Grant.

              (d)    EXTENSION OF EXERCISE TIME.  In addition to the extensions permitted under Section 6.03(e) in the event of Termination of Employment, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit any Option or Stock Appreciation Right granted under this Plan to be exercised after its expiration date described in Section 6.03(e), subject, however, to the limitations described in
    Section   6.03(b)(i), (iii), and (iv).

              (e) EXERCISE OF OPTIONS OR STOCK APPRECIATION RIGHTS UPON TERMINATION OF EMPLOYMENT.

                     (i) TERMINATION OF VESTED OPTIONS AND STOCK APPRECIATION RIGHTS UPON TERMINATION OF EMPLOYMENT.

                             (A) TERMINATION. In the event of Termination of Employment of a Participant other than by reason of death, disability or retirement on the Participant's Normal Retirement Date, to the extent the right to exercise the Option or Stock Appreciation Right has accrued at the date of Termination of Employment, the right of the Participant to exercise the Option or Stock Appreciation Right under the Plan shall terminate three months after the date of such Termination of Employment, unless otherwise provided by the Committee in accordance with Section 6.03(d).

                             (B)     DISABILITY OR RETIREMENT.  Upon a
                     Participant's Termination of Employment by reason of disability or retirement on or after the Participant's Normal Retirement Date, a Participant may, within five years after the Termination of Employment, exercise all or a part of his or her Options which were exercisable upon such Termination of Employment (or which became exercisable at a later date pursuant to Section 6.03(e)(ii)), and may, within six months after Termination of Employment, exercise all or a part of his or her Stock Appreciation Rights which he or she was entitled to exercise upon Termination of Employment (or which became exercisable at a later date pursuant to section 6.03(e)(ii)). In no event, however, may any Option or Stock Appreciation Right be exercised later than the date described in Section 6.03(b)(i), (iii) or (iv).

                             (C) DEATH. In the event of the death of a Participant while employed by the Company or a Subsidiary or within the additional period of time from the date of the Participant's Termination of Employment and prior to the expiration of the Option or Stock Appreciation Right as permitted in Section 6.03(e)(i)(B) above, to the extent the right to exercise the Option or Stock Appreciation Right accrued as of the date of such Termination of Employment and did not expire during such additional period and prior to the Participant's death, the right of the Participant's Beneficiary to exercise the Option under the Plan shall expire upon the expiration of five years from the date of the Participant's death (but in no event more than five years from the date of the Participant's Termination of Employment by reason of disability or retirement) or on the date of expiration of the Option determined pursuant to Section 6.03(b)(i), (iii) or (iv), whichever is earlier. Unless otherwise provided by the Committee in accordance with Section 6.03(d), Stock Appreciation Rights shall expire three months after the Participant's death.

                     (ii) TERMINATION OF UNVESTED OPTIONS OR STOCK APPRECIATION RIGHTS UPON TERMINATION OF EMPLOYMENT. To the extent the right to exercise an Option or a Stock Appreciation Right, or any portion thereof, has not accrued as of the date of Termination of Employment, such right shall expire at the date of such Termination of Employment. Notwithstanding the foregoing, the Committee, within its discretion and under such terms as it deems appropriate, may permit a Participant who terminates employment on the Participant's Normal Retirement Date or Other Retirement Date and who will continue to render significant services to the Company or one of its Subsidiaries after his or her Termination of Employment, to continue vesting in his or her Options and Stock Appreciation Rights during the period in which the individual continues to render such services.

     6.04 EXERCISE PROCEDURES. Each Option and Stock Appreciation Right granted under the Plan shall be exercised by written notice to the Company which must be received by the officer or employee of the Company designated in the Award Agreement on or before the expiration date of the Award. The Purchase Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made by delivery to the Company of either (a) Company Common Shares (which may include Restricted Shares or shares issued in connection with the exercise of the Option, subject to such rules as the Committee deems appropriate) or (b) any combination of cash and Company Common Shares, or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, Company Common Shares may be issued directly to the Participant's broker or dealer upon receipt of the Purchase Price in cash from the broker or dealer). In the event that any Company Common Shares shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Company Common Shares shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of Company Common Shares transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Company Common Shares. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Company Common Shares transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

     6.05     CHANGE IN CONTROL.

              (a) OPTIONS. In the event of a Change in Control, (i) all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable, and (ii) each Participant who is then subject to the provisions of Section 16(b) of the Exchange Act shall be permitted to surrender for cancellation within sixty days after such Change in Control any Option or portion of an Option to the extent not yet exercised (or with respect to an Option or portion of an Option granted to such a Participant less than six months prior to the date of the Change in Control, within sixty days after the expiration of the six month period following the Date of Grant) and to receive a cash payment in an amount equal to the excess, if any, of (A) the Adjusted Fair Market Value of the Company Common Shares subject to the Option or a portion thereof surrendered, over (B) the Purchase Price of such Option. The provisions of this Section 6.05(a) shall not be applicable to any Options granted to a Participant if any Change in Control results from such Participant's beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
    Act) of Company Common Shares or Company Voting Securities.

              (b) STOCK APPRECIATION RIGHTS. In the event of a Change in Control, all Stock Appreciation Rights shall become immediately and fully exercisable. Upon any exercise of a Stock Appreciation Right or any portion thereof during the 60-day period following the Change in Control, (or with respect to a Stock Appreciation Right held by a Participant who is then subject to the provisions of Section 16(b) of the Exchange Act which was granted less than six months prior to the date of the Change in Control, within sixty days after the expiration of the six month period following the Date of Grant) the amount payable shall be determined by reference to the Adjusted Fair Market Value of the Company Common Shares and shall be paid in cash. The provisions of this Section 6.05(b) shall not be applicable to any Stock Appreciation Rights granted to a Participant, if any Change in Control results from such Participant's beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Company Common Shares or Company Voting Securities.

                                  ARTICLE VII
                               RESTRICTED SHARES

     7.01 RESTRICTED SHARE AWARDS. The Committee may grant to any Participant an Award of Company Common Shares in such number, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish. The terms of any Restricted Share Award granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

              (a) ISSUANCE OF RESTRICTED SHARES. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Company Common Shares, registered on behalf of the Participant, evidencing the Restricted shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Company Common Shares covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.01(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.01(d), free of any restrictions set forth in the Plan and the Award Agreement, shall be delivered to the Participant.

              (b) SHAREHOLDER RIGHTS. Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.01(a), the Participant shall become a shareholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any Company Common Shares distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.01(a).

              (c) RESTRICTION ON TRANSFERABILITY. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to lapse of the restrictions applicable thereto.

              (d) DELIVERY OF SHARES UPON VESTING. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of
    Section 7.03, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 10.05, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's Beneficiary, one or more share certificates for the appropriate number of Company Common Shares, free of all such restrictions, except for any restrictions that may be imposed by law.

     7.02     TERMS OF RESTRICTED SHARES.

              (a) FORFEITURE OF RESTRICTED SHARES. Subject to Sections 7.02(b) and 7.03, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award provided that, unless otherwise authorized by the Board, such forfeiture period shall not be less than one year from the Date of Grant.

              (b) WAIVER OF FORFEITURE PERIOD. Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate, provided that the Participant shall at that time have completed at least one year of employment after the Date of Grant. Waiver of the forfeiture period and any other conditions set forth in an Award Agreement prior to the Participant's completion of one year of employment after the Date of Grant may only be accomplished through action of the Board.

     7.03 CHANGE IN CONTROL. In the event of a Change in Control, and irrespective of whether or not the one year period following the date of the Restricted Share Award required under the provisions of Section 7.02(a) has been met, all restrictions applicable to the Restricted Shares Award shall terminate fully and the Participant shall immediately have the right to the delivery of share certificate or certificates for such shares in accordance with Section 7.01(d).

                                  ARTICLE VIII
                               PERFORMANCE AWARDS

     8.01     PERFORMANCE AWARDS.

              (a) AWARD PERIODS AND CALCULATIONS OF POTENTIAL INCENTIVE AMOUNTS. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of Company Common Shares, increases in such Fair Market Value during the Award Period or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, Restricted Share Awards made under Article VII. The Award Period shall be one or more calendar years as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible employees, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

              (b) PERFORMANCE TARGETS. The performance targets may include specified levels of earnings per share, return on investment, return on shareholder equity and/or such other goals related to the performance of the Company or the performance of a Participant as may be established by the Committee in its discretion. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. The Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

              (c) EARNING PERFORMANCE AWARDS. The Committee at the Date of Grant shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of performance targets. In the event the minimum performance targets established by the Committee are not achieved, no payment shall be made to the Participant. In the event the performance targets are fully achieved, 100% of the Performance Award shall be paid to the Participant. The Committee may provide for grants up to a maximum of 150% of Performance Awards for achievement exceeding performance targets.

              (d) PAYMENT OF EARNED PERFORMANCE AWARDS. Payments of earned Performance Awards shall be made in cash or Company Common Shares, or a combination of cash and Company Common Shares, in the discretion of the Committee. Payment normally will be made as soon as is practicable following the end of an Award Period; provided, however, that the Committee may permit deferral of the payment of all or a portion of a Performance Award payable in cash upon the request of the Participant timely made in accordance with rules prescribed by the Committee. Deferred amounts may generate earnings for the Participant under the conditions of a separate agreement providing for such as approved by the Committee and executed by the Participant. The Committee, in its sole discretion, may also define such other conditions of payment of earned Performance Awards as it may deem desirable in carrying out the purposes of the Plan.

     8.02     TERMS OF PERFORMANCE AWARDS.

              (a) TERMINATION OF EMPLOYMENT. Unless otherwise provided below or in Section 8.03, in the case of a Participant's Termination of Employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards.

              (b) RETIREMENT. If a Participant's Termination of Employment is because of retirement on a Normal Retirement Date or Other Retirement Date prior to the end of an Award Period, the Participant will not be paid any Performance Awards, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under Subsection (d).

              (c) DEATH OR DISABILITY. If a Participant's Termination of Employment is due to death or disability (as determined in the sole and exclusive discretion of the Committee) following at least one year of participation in any Award Period, but prior to the end of an Award Period, the Participant or the Participant's personal representative shall be entitled to receive a pro-rata share of his or her Award as determined under Subsection (d).

              (d) PRO-RATA PAYMENT. The amount of any payment made to a Participant whose employment is terminated by retirement, death or disability (under circumstances described in Subsections (b) and (c)) will be the amount determined by multiplying the amount of the Performance Award which would have been earned, determined at the end of the Award Period, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period under this
    Section 8.02 shall be made at the end of the respective Award Period, unless otherwise determined by the Committee in its sole discretion. Any partial payment previously made or credited to a deferred account for the benefit of a Participant as provided under Section 8.01(d) of the Plan shall be subtracted from the amount otherwise determined as payable as provided in this Section.

              (e) OTHER EVENTS. Notwithstanding anything to the contrary in this Article VIII, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under certain circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the Date of Grant) and subject to such terms and conditions as the Committee shall deem appropriate, provided that the Participant shall have completed at his or her Termination of Employment at least one year of employment after the Date of Grant. The Board may determine to pay all or a part of a Performance Award to a Participant who has completed less than one year of employment after the Date of Grant.

     8.03 CHANGE IN CONTROL. In the event of a Change in Control, and irrespective of whether or not the one year period following the date of the Performance Award required under the provisions of Section 8.01 has been met, all Performance Awards for all Award Periods shall immediately become fully payable to all Participants and shall be paid to Participants within 30 days after such Change in Control.

                                   ARTICLE IX
                                  OTHER AWARDS

     9.01 GRANT OF OTHER AWARDS. Other Awards of cash, Awards of Company Common Shares, or Awards valued in whole or in part by reference to, or otherwise based on Company Common Shares, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of Company Common Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

     9.02 TERMS OF OTHER AWARDS. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

              (a) Any Company Common Shares subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

              (b) If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Company Common Shares or other securities covered by the Award; and

              (c) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Employment prior to the exercise, realization or payment of such Award, whether such termination occurs because of retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

                                   ARTICLE X
             TERMS APPLICABLE TO ALL AWARDS GRANTED UNDER THE PLAN

    10.01 PLAN PROVISIONS CONTROL AWARD TERMS. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. Except as provided in Section 10.03, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder.

    10.02 AWARD AGREEMENT. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

    10.03 MODIFICATION OF AWARD AFTER GRANT. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee. No modifications may be made to any Awards granted to a Participant while the Participant is subject to Section 16(b) of the Exchange Act except in compliance with Rule 16b-3.

    10.04 LIMITATION ON TRANSFER. Except as provided in Section 7.01(c) in the case of Restricted Shares, a Participant's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant's personal representative) may exercise rights under the Plan.

The Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant.

    10.05 TAXES. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant's Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at the time of issuance or payment (except as otherwise payable under Section 10.05(c)) in accordance with the following rules:

              (a) Unless otherwise provided by the Committee, with respect to Participants who are subject to the provisions of Section 16(b) of the Exchange Act on the date on which the withholding requirements apply, the Company shall withhold from such Award the appropriate number of Company Common Shares, rounded up to the next whole share, whose Fair Market Value is equal to such amount, or, in the case of a cash payment, the amount of cash, as is determined by the Company to be sufficient to satisfy applicable tax withholding requirements.

              (b) With respect to Participants who are not subject to the provisions of Section 16(b) of the Exchange Act on the date on which the withholding requirements apply, the Participants shall have the right to elect to meet his or her withholding requirement through the method described in Subsection (a) above or by direct payment to the Company of the amount of any taxes required to be withheld with respect to such Award; provided, however, that the payment of withholding requirements with respect to Restricted Share Awards shall be governed solely by the provisions of Section 7.01(d).

              (c) If permitted under applicable Federal income tax laws, a Participant may elect to be taxed in the year in which an Award is made.
    If the Participant makes such an election, the Participant shall promptly notify the Company in writing and shall provide the Company with a copy of the executed election form as filed with the Internal Revenue Service by no later than thirty days from the Date of the Grant. Promptly following such notification, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding tax requirements.

              (d) The Committee shall have the discretion as to any Award, to cause the Company to pay to tax authorities for the benefit of any Participant, or to reimburse such Participant for the individual taxes which are due on the grant, exercise or vesting of any share Award, or the lapse of any restriction on any share Award (whether by reason of a Participant's filing of an election under Section 83(b) of the Code or otherwise), including, but not limited to, federal income tax, state income tax, local income tax and excise tax under Section 4999 of the Code, as well as for any such taxes as may be imposed upon such tax payment or reimbursement.

    10.06 SURRENDER OF AWARDS. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve.

    10.07     ADJUSTMENTS TO REFLECT CAPITAL CHANGES.

              (a) RECAPITALIZATION. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, and the number and kind of shares available for Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

              (b) MERGER. After any Merger in which the Company is the surviving corporation, each Participant shall, at no additional cost, be entitled upon any exercise of an Option or receipt of other Award to receive (subject to any required action by shareholders), in lieu of the number of Company Common Shares receivable or exercisable pursuant to such Award, the number and class of shares or other securities to which such Participant would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, such Participant had been the holder of record of a number of shares equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above.

              (c) OPTIONS TO PURCHASE SHARES OR STOCK OF ACQUIRED COMPANIES. After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 425 of the Code, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

    10.08 NO RIGHT TO EMPLOYMENT. No employee or other person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its Subsidiaries.

    10.09 AWARDS NOT INCLUDABLE FOR BENEFIT PURPOSES. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which are maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

    10.10 GOVERNING LAW. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Ohio and construed in accordance therewith.

    10.11 NO STRICT CONSTRUCTION. No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

    10.12 COMPLIANCE WITH RULE 16B-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

    10.13 CAPTIONS. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

    10.14 SEVERABILITY. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

    10.15     AMENDMENT AND TERMINATION.

              (a) AMENDMENT. The Board shall have complete power and authority to amend the Plan at any time and to add any other share award or other incentive compensation programs to the Plan as it deems necessary or appropriate and no approval by the shareholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of shareholders of the Company, make any amendment which requires shareholder approval under Rule 16b-3 or the Code, unless such compliance is no longer mandatory under Rule 16b-3, the Code or under any other applicable law or rule of any stock exchange which lists Company Common Shares or Company Voting Securities. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award. For the purposes of this section, an amendment to the Plan shall be deemed to have the affirmative approval of the shareholders of the Company if such amendment shall have been submitted for a vote by the shareholders at a duly called and constituted meeting of such shareholders at which a quorum is present and a majority of the votes cast with respect to such amendment at such meeting shall have been cast in favor of such amendment.

              (b) TERMINATION. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

    10.16 STATUS OF PRIOR PLANS. On February 25, 1991, the date when the Board approved this Plan, the Company also had in effect other valid long-term incentive plans for the benefit of officers and key employees, including the Medusa Corporation 1988 Restricted Stock Award Plan, the Medusa Corporation 1988 Stock Option Plan and the Medusa Corporation 1988 Stock Appreciation Rights Plan (the "Existing Plans"). At the time of its approval of this Plan the Board also indicated its intent that the Existing Plans should survive the approval of this Plan.